Exhibit 10.1

BitNile Metaverse, Inc.

303 Pearl Parkway Suite 200

San Antonio, TX

April 4, 2023

Ault Lending LLC

David Katzoff, Manager

Via email: [david@ault.com]

White River Energy Corp

Jay Puchir, Chief Executive Officer

Via email: [jpuchir@white-river.com]

Dear David and Jay:

Further to prior communications, this letter documents the understanding and agreement by and among BitNile Metaverse, Inc. (“BitNile”), Ault Lending, LLC (“Ault Lending”), the holder of Series A Convertible Redeemable Preferred Stock of BitNile (the “Series A”), and White River Energy Corp. (“White River”) with regard to sums advanced to White River on behalf of Ault Lending up to $3.25 million or such lesser sums as have been paid to White River (the “Amounts”). By signing below, each party agrees as follows:

1.	BitNile’s advancement of the Amounts will be made for the purpose of paying Ault Lending’s $3.25 million obligations payable to White River in connection with its previously exercised participation rights in White River’s oil and gas exploration and drilling ventures.

2.	In consideration of the foregoing, effective on the date on which the distribution of shares of common stock of each of White River and Wolf Energy Services Inc. to BitNile’s stockholders as previously publicly announced by BitNile shall have been effected (such date, the “Redemption Date”), Ault Lending agrees to the redemption of a number of shares of Series A held by it will be redeemed, in an amount determined by dividing the Amounts then outstanding by the stated value of the Series A, or $10,833.33 per share (the “Redemption”).

3.	Effective upon the Redemption, the Note will be satisfied in full and will cease to be outstanding.

[Signature page follows]

Sincerely,

BitNile Metaverse, Inc.

By:	/s/ Randy May
Randy May, Chief Executive Officer

Accepted and agreed:

Ault Lending, LLC

By:	/s/ David Katzoff
David Katzoff, Manager

White River Energy Corp

By:	/s/ Jay Puchir
Jay Puchir, Chief Executive Officer